Exhibit 4.48

POWER OF ATTORNEY

We, 1Verge Information Technology (Beijing) Co., Ltd., a limited liability company registered in the PRC, hereby irrevocably authorize any individual appointed, in writing, by 1Verge Internet Technology (Beijing) Co., Ltd. (“WFOE”)  who is approved by Youku Tudou Inc. (“Authorizee”), to the extent permitted by PRC Law, as our sole attorney to solely exercise, in the manner approved by Youku Tudou Inc., the following powers and rights during the term of this Power of Attorney (“POA”) pursuant to Section 3.5 of the Business Operations Agreement entered into among the WFOE, Heyi Pictures Inc.  (“Heyi Pictures”), Zhu Huilong and us on December 22, 2014 (the “Operations Agreement”):

We hereby authorize and designate the Authorizee to vote on our behalf at the shareholders’ meetings of Heyi Pictures and exercise the full voting rights as its shareholder as granted to us by law and under the Articles of Association of Heyi Pictures, including but not limited to, the right to propose the holding of shareholders’ meetings, to accept any notification about the holding and discussion procedures of such meetings, to attend the shareholders’ meetings of Heyi Pictures and exercise our full voting rights (e.g. as my authorized representative at the shareholders’ meetings of the company, to designate and appoint the executive director or directors of the Board and the general manager and to decide the allotment of profits, etc.), and to sell or transfer any or all of our shares of Heyi Pictures .

The authorization we grant to the WFOE can be re-authorized or assigned to any third party without our consent.  In exercising the rights and powers provided hereunder, the Authorizee shall act with due care and diligence and pursuant to this POA and the applicable laws.

The POA shall take effect retrospectively from October 1, 2014 and will remain effective as long as Heyi Pictures exists.

1Verge Information Technology (Beijing) Co., Ltd.

/s/ 1Verge Information Technology (Beijing) Co., Ltd.

Date: December 22, 2014